SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.    )

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Rohm and Haas

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ROHM AND HAAS
ROHM AND HAAS COMPANY 100 INDEPENDENCE MALL WEST, PHILADELPHIA, PA 19106-2399 USA TELEPHONE: (215) 592-3000 FAX: (215) 592-3377
March 15, 2006
Dear Stockholder:
You are cordially invited to attend the Rohm and Haas Company Annual Meeting of Stockholders, which we will hold on Monday, May 1, 2006, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT). I look forward to bringing you up to date on the progress of the Company during the past year.
We appreciate your ongoing interest and participation in this Company. Please take the time to vote—electronically, by phone or by mail—to ensure that your shares will be represented at the meeting.
Your vote is very important. Please vote your shares without delay.
Sincerely,
Raj L. Gupta
Chairman of the Board of
Directors, President and Chief
Executive Officer
This document is dated March 15, 2006 and is first
being sent to stockholders on or about March 16, 2006.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held Monday, May 1, 2006
The annual meeting of stockholders of Rohm and Haas Company will be held on Monday, May 1, 2006, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT), to act upon the following matters:
1.	Election of thirteen members of the Board of Directors, each of whom will serve a one-year term, and

2.	Ratification of PricewaterhouseCoopers LLP as Rohm and Haas Company’s independent registered public accounting firm for 2006.
The Board of Directors of Rohm and Haas Company recommends a vote “FOR” the election of each of the nominees for director and the ratification of Rohm and Haas’s independent registered public accounting firm. Stockholders of record at the close of business on Friday, March 3, 2006 (the “Record Date”) are entitled to vote their shares.
It is important that your shares be voted at the meeting. Please see the proxy card for instructions on voting electronically, by telephone or, if you received it by mail, by signing, dating and returning the proxy card in the envelope provided, which requires no postage if mailed in the United States.
A summary report of the meeting, which includes a transcript of the presentations and an edited transcript of the questions and answers, will be available following the meeting on the Rohm and Haas Company public website located at www.rohmhaas.com.
This Proxy Statement is dated March 15, 2006 and is first being sent to stockholders on or about March 16, 2006.
By Order of the Board of Directors,

Robert A. Lonergan
Corporate Secretary

Rohm and Haas Company
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To be held Monday, May 1, 2006
The enclosed proxy is being solicited by Rohm and Haas Company’s Board of Directors for use at the annual meeting of stockholders and any adjournment of the meeting.

Place, Date, and Time	The Rohm and Haas Company annual stockholders’ meeting will be held on Monday, May 1, 2006, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT), subject to any adjournments or postponements.

Record Date	Only holders of Rohm and Haas Company common stock on the record date of Friday, March 3, 2006 are entitled to receive notice of and to vote at the Rohm and Haas annual meeting. As of the record date, there were 223,349,756 shares of Rohm and Haas common stock outstanding, each share of which entitles the registered holder to one vote. Rohm and Haas will have a list of Rohm and Haas stockholders entitled to vote at the Rohm and Haas annual meeting available during normal business hours at 100 Independence Mall West, Philadelphia, PA, 19106 for the ten-day period prior to the Rohm and Haas annual meeting on May 1, 2006.

Vote Required	Each of the proposals to elect the thirteen directors and ratify PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006, requires the approval of the holders of a majority of the Rohm and Haas common stock, who are present (in person or by proxy) at a meeting at which a quorum is present.

The holders of a majority of the outstanding shares of Rohm and Haas common stock will constitute a quorum for these votes. If a quorum is not present at the Rohm and Haas annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

As of the record date, directors and executive officers of Rohm and Haas were entitled to vote approximately 29.01% of the outstanding votes entitled to be cast by stockholders at the Rohm and Haas annual meeting.

How shares will be voted at the annual meeting	All shares of Rohm and Haas common stock represented by properly executed proxies received before or at the Rohm and Haas annual meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the election of the thirteen nominees for the Board of Directors and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006. A proxy with voting instructions to “ABSTAIN” from voting will be counted toward determining whether a quorum for the meeting is present, but will not be counted for the vote required for the adoption of the proposal on which the stockholder has abstained.

Under current New York Stock Exchange (“NYSE”) rules, brokers who hold shares in street name for customers have the authority to vote on the election of the directors and ratification of the independent registered public accounting firm, when they have not received express instructions from beneficial owners.

The Rohm and Haas Board of Directors is not currently aware of any other business to be brought before the Rohm and Haas annual meeting other than that described herein. If, however, other matters are properly brought before the Rohm and Haas annual meeting or any adjournment or postponement of the meeting, the people appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

How to revoke a proxy	You may revoke your proxy at any time before it is voted at the Rohm and Haas annual meeting of stockholders by delivering to Robert A. Lonergan, Corporate Secretary of Rohm and Haas Company, a signed notice of revocation or a later-dated signed proxy, or by attending the Rohm and Haas annual meeting and voting in person. Attendance at the annual stockholders meeting will not itself constitute the revocation of a proxy.

Solicitation of proxies	Rohm and Haas Company will pay the cost of solicitation of proxies for the Rohm and Haas annual stockholders meeting. In addition to solicitation by mail, Rohm and Haas will arrange for brokerage firms and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Rohm and Haas will, upon request, reimburse the brokerage houses and custodians for their reasonable expenses. Rohm and Haas has retained the proxy solicitation firm of D. F. King & Co., Inc. to assist in the solicitation of proxies and to verify the records related to the solicitations. D. F. King will receive a fee of $6,000 and reimbursement of its expenses for its services. Rohm and Haas or its directors, officers or employees may request by telephone or facsimile the return of proxy cards. The extent to which this will be necessary depends entirely on how promptly the stockholders vote.
WE URGE YOU TO VOTE YOUR SHARES WITHOUT DELAY.

ELECTION OF ROHM AND HAAS DIRECTORS
At the annual meeting, stockholders will be asked to elect thirteen nominees to serve as directors of Rohm and Haas Company. The elected directors will hold office until the next annual meeting of stockholders and until their successors are elected.
The Rohm and Haas Company Board of Directors nominated each of the persons listed below for re-election to the Board upon the recommendation of the Nominating and Governance Committee of the Rohm and Haas Board of Directors. If any nominee is unable to serve as a director, the persons named as proxies will vote for any other nominee who is designated by the Rohm and Haas Board of Directors or the Rohm and Haas Board of Directors may decrease the number of directors. Votes may be cast in favor of or withheld from each nominee. If a quorum is present at the meeting, a nominee will be elected as a director by receiving the affirmative vote of a majority of the shares of Rohm and Haas stock represented, in person or by proxy, at the Rohm and Haas annual stockholders’ meeting.
The Rohm and Haas Board of Directors recommends a vote “FOR” the election of each of the nominees.

WILLIAM J. AVERY Director since 1997	Mr. Avery, 65, formerly Chairman, Chief Executive Officer and Director of Crown Cork & Seal Company, Inc., from 1990 until his retirement in 2001. Mr. Avery also is a director of the Lincoln Financial Group.

Rohm and Haas Board Committees:
Audit; Executive; Nominating and Governance

RAJ L. GUPTA Director since 1999	Mr. Gupta, 60, Chairman, President and Chief Executive Officer, Rohm and Haas Company, from February 1, 2005 to the present; previously, Chairman and Chief Executive Officer, from 1999 to 2005; Vice-Chairman, from 1998 to 1999; Director of Electronic Materials business, from 1996 to 1999; Vice-President and Regional Director of the Asia-Pacific Region, Rohm and Haas Company, from 1993 to 1998. Mr. Gupta also is a director of The Vanguard Group and Tyco International Ltd.

Rohm and Haas Board Committees:
Executive (Chair)

DAVID W. HAAS Director since 1999	Mr. Haas, 50, Chairman and Director, The William Penn Foundation, from 1998 to the present; previously, Vice Chairman, The William Penn Foundation, from 1996 to 1998. He is a cousin of Thomas W. Haas.

Rohm and Haas Board Committees:
Executive Compensation; Nominating and Governance

THOMAS W. HAAS Director since 1999	Mr. Haas, 50, Director and Corporate Officer, The William Penn Foundation; pilot and flight instructor. He is a cousin of David W. Haas.

Rohm and Haas Board Committees:
Nominating and Governance; Sustainable Development

RICHARD L. KEYSER Director since 1999	Mr. Keyser, 63, Chairman and Chief Executive Officer, W.W. Grainger, Inc., from 1997 to the present; previously, President and Chief Executive Officer, W.W. Grainger, Inc., from 1995 to 1997. Mr. Keyser also is a director of The Principal Financial Group.

Rohm and Haas Board Committees:
Executive; Nominating and Governance; Sustainable Development (Chair)

RICK J. MILLS Director since 2005	Mr. Mills, 58, Vice-President and President - Components Group, Cummins, Inc., from 2005 to the present; previously, Vice-President and Group President-Filtrations, Cummins Inc., from 2000 to 2005; Corporate Controller, Cummins, Inc. from 1996 to 2000.

Rohm and Haas Board Committees:
Audit; Nominating and Governance

JORGE P. MONTOYA Director since 1996	Mr. Montoya, 59, formerly President, Global Snacks & Beverage, The Procter & Gamble Company, and President, Procter & Gamble Latin America, from 1999 until his retirement in October 2004; previously, Executive Vice-President, The Procter & Gamble Company, from 1995 to 1999. Mr. Montoya also is a director of The Gap, Inc.

Rohm and Haas Board Committees:
Nominating and Governance; Sustainable Development

SANDRA O. MOOSE Director since 1981	Dr. Moose, 64, President, Strategic Advisory Services, from 2004 to the present; formerly, Senior Vice-President and Director, The Boston Consulting Group, Inc., from 1989 until her retirement in 2003 (Dr. Moose had been employed by the Boston Consulting Group since 1968). Dr. Moose is the independent chair of the IXIS Advised Fund and the Loomis Sayles Fund and also is a director of The AES Corporation and Verizon Communications.

Rohm and Haas Board Committees:
Executive; Executive Compensation; Nominating and Governance (Chair)

GILBERT S. OMENN Director since 1987	Dr. Omenn, 64, Professor of Internal Medicine, Human Genetics and Public Health, University of Michigan, from 2002 to the present; previously, Executive Vice-President for Medical Affairs, University of Michigan, and Chief Executive Officer, The University of Michigan Health System, from 1997 to 2002. Dr. Omenn also is a director of Amgen Inc. and OccuLogix, Inc.

Rohm and Haas Board Committees:
Audit; Nominating and Governance

GARY L. ROGERS Director since 2004	Mr. Rogers, 61, formerly Vice-Chairman, Executive Officer and Director, General Electric Company, from 2001 until his retirement in 2003; previously, Senior Vice-President, General Electric Company and President and Chief Executive Officer, GE Plastics, from 1992 to 2001 (Mr. Rogers had been employed by General Electric Company in positions of increasing responsibility since 1966). Mr. Rogers also is a director of W.W. Grainger Inc. and Wyeth.

Rohm and Haas Board Committees:
Executive Compensation; Nominating and Governance

RONALDO H. SCHMITZ Director since 1992	Dr. Schmitz, 67, formerly Member of the Board of Managing Directors, Deutsche Bank AG, from 1991 until his retirement in 2000. Dr. Schmitz also is a director of Cabot Corporation, GlaxoSmithKline Plc. and the Legal and General Group Plc.

Rohm and Haas Board Committees:
Audit (Chair); Nominating and Governance

GEORGE M. WHITESIDES Director since 2005	Dr. Whitesides, 66, Woodford L. & Ann A. Flowers Professor of Chemistry and Chemical Biology, Harvard University, from 2004 to the present; previously, Mallinckrodt Professor of Chemistry, Harvard University, from 1982 to 2004, and Chairman of the Chemistry Department, Harvard University, from 1986 to 1989. Dr. Whitesides also is a director of Theravance Inc.

Rohm and Haas Board Committees:
Nominating and Governance; Sustainable Development

MARNA C. WHITTINGTON Director since 1989	Dr. Whittington, 58, President and Chief Executive Officer, Nicholas-Applegate Capital Management, from 2001 to the present, and Chief Operating Officer, Allianz Global Investors AG, from 2002 to the present; formerly, Chief Operating Officer, Morgan Stanley Investment Management from 1996 until her retirement in 2001. Dr. Whittington also is a director of Federated Department Stores, Inc., Nicholas-Applegate Capital Management and Allianz Global Investors AG.

Rohm and Haas Board Committees:
Executive; Executive Compensation (Chair); Nominating and Governance

BOARD OF DIRECTORS
ORGANIZATION
The Rohm and Haas Board of Directors held five meetings in 2005. All directors attended at least 75% of the meetings of the Board and committees on which they serve. All directors expect to be present at the 2006 annual meeting and available to respond to questions posed to them. All attended the 2005 annual meeting of stockholders held on May 2, 2005, except Dr. Whitesides, who had a conflicting professional commitment made on the day prior to his initial election to the Board on February 7, 2005.
The committee memberships listed below have been effective since May 2, 2005. The committees of the Rohm and Haas Board of Directors, their functions, and the number of meetings held in 2005 are as follows:
Audit Committee
The Company has a standing Audit Committee of the Board of Directors that currently is composed of 4 members, all of whom meet the requirements of independence under applicable law, rules, regulations and the listing standards of the New York Stock Exchange. During 2005, the Committee held 12 meetings. The Audit Committee operates pursuant to a charter, which was amended and adopted by the Committee and the Board of Directors in February 2006. A copy of this charter is attached to this proxy statement as Appendix A and also is posted on Rohm and Haas’s public website located at www.rohmhaas.com.
The Committee assists the Board of Directors with oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm. In performing these oversight functions, the Committee, among other things: reviews the Company’s annual financial statements; selects and retains the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP; pre-approves all audit and permitted non-audit services and fees of the independent registered public accounting firm; reviews the auditor’s independence and considers the scope of its audits and audit results, including review of the independent registered public accounting firm’s management letter and the Company’s response to that letter; considers the adequacy of the Company’s internal accounting control systems; reviews the staffing and audit program of the internal auditing department; and reviews the adequacy of the Company’s policies and procedures with respect to compliance with the Rohm and Haas Company Code of Business Conduct and Ethics. In addition, the Audit Committee’s responsibilities include: reviewing the financial strategy of Rohm and Haas, particularly its policies for capital structure, dividend payout, and return on assets; approving and recommending to the Rohm and Haas Board of Directors all dividend payments; considering Rohm and Haas’s financing plans; reviewing Rohm and Haas’s foreign financial programs and currency exposure policies and practices; and overseeing the activities of the Rohm and Haas Benefits Investment Committee.
The Board, in its business judgment, has affirmatively determined that all members of the Audit Committee are independent and financially literate. The Board of Directors further has determined that Mr. Avery and Mr. Mills are audit committee financial experts serving on its audit committee.
Members: R. H. Schmitz (Chair), W. J. Avery, R. J. Mills, G. S. Omenn
Executive Committee
The Company has an Executive Committee of the Board of Directors that is currently composed of 5 members, which considers matters requiring Rohm and Haas Board action between the Rohm and Haas Board meetings. During 2005, the Committee did not meet.
Members: R. L. Gupta (Chair), W. J. Avery, R. L. Keyser, S. O. Moose, M. C. Whittington
Executive Compensation Committee
The Company has a standing Executive Compensation Committee of the Board of Directors that currently is composed of 4 members, all of whom meet the requirements of independence under applicable law, rules, regulations, the listing standards of the New York Stock Exchange and Section 162(m) of the Internal Revenue Code. During 2005, the Committee held 6 meetings. The Committee operates pursuant to a charter that was approved and adopted by the Committee and the Board in May 2003. The charter is posted on Rohm and Haas’s public website located at www.rohmhaas.com. As part of its responsibilities, the Committee reviews and approves compensation plans and remuneration arrangements for senior management and directors and oversees the administration of executive compensation plans. Also, the Committee makes compensation decisions to the extent practicable in accordance with the requirements of Section 162(m) of the Internal Revenue Code.
Members: M. C. Whittington (Chair), D. W. Haas, S. O. Moose, G. L. Rogers
Nominating and Governance Committee
The Company has a standing Nominating and Governance Committee of the Board of Directors that is composed of all non-management directors, all of whom meet the requirements of independence under applicable law, rules, regulations and the listing standards of the New York Stock Exchange. During 2005, the Committee held 4 meetings that included scheduled executive sessions without the presence of Company management. The chairperson of the Committee, Dr. Sandra Moose, presided over the Committee’s meetings and the executive sessions. The Committee operates pursuant to a charter that was amended by the Committee and the Board in February 2005. The charter is posted on Rohm and Haas’s public website located at www.rohmhaas.com. The functions of the Committee include: determining corporate governance policies; nominating directors for board membership; evaluating CEO performance and overseeing the evaluation of other senior management; overseeing succession planning; monitoring management development plans; evaluating the performance of the Board and Board committees annually; and meeting in regular, scheduled executive sessions without management present to discuss, among other things, the performance of management and the Company’s strategic plans and objectives.
The Committee has a process for identifying and evaluating director candidates. As a matter of policy, the Committee will consider nominations of director candidates submitted by stockholders upon the submission of the names and biographical data of the candidates (including any relationship to the proposing stockholder) in writing to the Committee at the address listed in the Corporate Governance Disclosures section, below. Information regarding director candidates nominated by stockholders for election to the Board in 2007 should be submitted to the Committee not later than 120 days before the date of the previous year’s proxy statement, or November 15, 2006. The Committee’s process for identifying and evaluating candidates recommended by stockholders is the same as for candidates recommended by the Board, management or others. The process may involve the paid retention of a third party search consulting firm whose function includes, as appropriate, the identification of suitable candidates for Board membership, evaluation of a candidate’s qualifications based on the Board’s established criteria for Board membership, and providing recommendations on qualified candidates to the Committee. In searching for appropriate candidates, the Committee and its consultants adhere to the criteria the Board has established for the consideration and selection of candidates. At a minimum, the Board as a whole shall have competency in the following areas, with at least one director contributing knowledge, experience and skill in each area: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) international business and markets; (vii) business strategy; (viii) crisis management; (ix) corporate governance; and (x) risk management. The Board seeks director candidates from diverse professional and personal backgrounds who possess a broad spectrum of experience and expertise as well as a reputation for honesty and integrity. Among other criteria, at a minimum the Board may consider the following skills, attributes and competencies in a new member: (i) sound business and personal judgment; (ii) diversity of origin, background and thought; (iii) senior management experience and demonstrated leadership; (iv) accountability and integrity; (v) financial literacy; (vi) maturity and self-confidence; (vii) industry or business knowledge including science, technology and marketing acumen; (viii) independence from management; (ix) independence of thought and ideas; (x) demonstrated commitment to the concepts of sustainable development, including social responsibility and environmental, health and safety stewardship; and (xi) other board appointments and service.
Members: S. O. Moose (Chair), W. J. Avery, D. W. Haas, T. W. Haas, R. L. Keyser, R. J. Mills, J. P. Montoya, G. S. Omenn, G. L. Rogers, R. H. Schmitz, G. M. Whitesides, M. C. Whittington
Sustainable Development
The Company has a standing Sustainable Development Committee of the Board of Directors that currently is composed of 4 members, all of whom are independent as defined in the listing standards of the New York Stock Exchange. During 2005, the Committee held 5 meetings. The Committee operates pursuant to a charter that was approved and adopted by the Committee and the Board in May 2003. The charter is posted on Rohm and Haas’s public website located at www.rohmhaas.com. As part of its responsibilities, the Committee establishes guidelines and monitors management performance in meeting Rohm and Haas’s responsibilities to its employees, its customers, the general public and the communities in which Rohm and Haas operates.
Members: R. L. Keyser (Chair), T. W. Haas, J. P. Montoya, G. M. Whitesides
REPORT OF THE AUDIT COMMITTEE
The Audit Committee is composed solely of independent directors, as defined by applicable law, rules, regulations and the listing standards of the New York Stock Exchange. The Board of Directors has made a determination that, in its business judgment, all members are financially literate, and has further determined that Mr. Avery and Mr. Mills are audit committee financial experts, as that term has been defined by the Securities and Exchange Commission (“SEC”). The composition of the Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with governing requirements for a corporate audit committee. The Committee reviews and assesses its charter and its performance on an annual basis.
The functions of the Audit Committee are set forth in its charter. One of the Audit Committee’s key functions is oversight of management’s responsibilities regarding the preparation, presentation and integrity of the Company’s financial statements, and accurate disclosure about the Company’s financial condition and results of operations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, and expressing an opinion on the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. Additionally, among other matters, the Audit Committee retains, establishes compensation terms for and reviews the performance of the independent registered public accounting firm, and approves in advance all audit and non-audit services provided by the independent registered public accounting firm. During 2005, the Audit Committee oversaw the work of the Company and PwC in complying with Section 404 of the Sarbanes-Oxley Act, which requires that both the Company’s management and PwC attest to the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Committee serves in an oversight role on the basis of the information it receives, discussions with management and with the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.
The Audit Committee has reviewed and discussed with management and with the independent registered public accounting firm the Company’s audited consolidated financial statements and other financial disclosures including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 90, Audit Committee Communications. The Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has reviewed and considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm its qualifications, performance and independence.
Based upon these reviews and discussions and the information provided to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2005.

Audit Committee
Ronaldo H. Schmitz, Chair	Rick J. Mills
William J. Avery	Gilbert S. Omenn

NON-EMPLOYEE DIRECTORS’ COMPENSATION
Directors who are employees of Rohm and Haas Company do not receive compensation for their services as directors. Non-employee directors are compensated under the terms of the 2005 Rohm and Haas Company Non-Employee Directors’ Stock Plan, which became effective January 1, 2005 and was approved by the stockholders at the 2005 annual stockholders meeting on May 2, 2005. Under this plan, half of the directors’ compensation is paid in cash and half in deferred stock shares.
2005 Non-Employee Directors’ Compensation

				All Other
	Total	Fees earned or paid in cash	Stock Awards	Compensation
Non-Employee Directors’ Name	($)	($)(1)	($)(2)	($)(3)

William J. Avery	$151,651	$62,500	$62,500	$26,651

David W. Haas	135,220	62,500	62,500	10,220

Thomas W. Haas	142,968	62,500	62,500	17,968

Richard L. Keyser	149,635	67,500	62,500	19,635

Rick J. Mills (4)	116,952	57,292	57,292	2,368

Jorge P. Montoya	155,540	62,500	62,500	30,540

Sandra O. Moose	147,690	67,500	62,500	17,690

Gilbert S. Omenn	154,752	62,500	62,500	29,752

Gary L. Rogers	127,911	62,500	62,500	2,911

Ronaldo H. Schmitz	146,909	67,500	62,500	16,909

George M. Whitesides (4)	116,942	57,292	57,292	2,368

Marna C. Whittington	152,828	67,500	62,500	22,828

(1)	Directors may choose to have part or all of this cash paid in deferred stock shares.

(2)	As of December 31, 2005, Mr. Avery held 24,165 deferred stock shares, Mr. D. Haas held 9,266 deferred stock shares, Mr. T. Haas held 16,292 deferred stock shares, Mr. Keyser held 17,804 deferred stock shares, Mr. Mills held 2,413 deferred stock shares, Mr. Montoya held 27,691 deferred stock shares, Dr. Moose held 16,040 deferred stock shares, Dr. Omenn held 26,977 deferred stock shares, Mr. Rogers held 2,639 deferred stock shares, Dr. Schmitz held 15,332 deferred stock shares, Dr. Whitesides held 2,413 deferred stock shares, and Dr. Whittington held 20,698 deferred stock shares.

(3)	Amounts in this column represent the value of dividends paid on the deferred stock shares in each director’s account. These amounts are paid in additional deferred stock shares calculated by taking the cash dividend declared by the Board for all stockholders, multiplying it by the number of deferred stock shares in the account and dividing by the average of the high and low prices of the stock on the dividend date. These shares are added to the director’s account.

(4)	Mr. Mills and Dr. Whitesides became directors of the Company in February 2005.
The number of deferred stock shares is determined by dividing the cash by the average of the fair market value of Rohm and Haas stock on the fifth business day in January. These shares are credited to a director’s deferred stock account. While deferred stock shares do not carry voting rights, each deferred stock share is credited on each dividend payment date with deferred stock shares equal to the applicable dividend payable on Rohm and Haas common stock. One deferred stock share entitles the director to one share of Rohm and Haas common stock when the director leaves the Rohm and Haas Board of Directors. Each director may elect to receive the stock immediately after leaving the Board or in annual installments over a period of up to 10 years after leaving the Board. Also, all non-employee directors are reimbursed for their reasonable travel expenses to Board and committee meetings.

Share Ownership Guidelines—Directors are subject to share ownership guidelines. They are expected to own, directly or through deferred stock shares, shares having a value equal to two times their annual board service compensation within five years of election to board membership.
Other Information and Business Relationships—Rohm and Haas has no related party transactions as defined by Item 404 of Regulation S-K.

EXECUTIVE COMPENSATION
Rohm and Haas Company’s executive compensation policies are equitably based and applied, and all employees, including its executive officers, are compensated based on all services rendered in all capacities. Rohm and Haas discloses all compensation awarded to, earned by and paid to its executive officers for all services rendered in all capacities. The Company does annually provide to its executives up to $4,000 in financial planning services, but otherwise, as a matter of philosophy, does not provide perquisites to its executives.
Summary Compensation Table

				Long-Term Compensation
				Awards			Payouts
		Annual			Securities Underlying			Dividends	All
		Compensation		Restricted	Options		LTPSP	on	Other
Name and			Bonus	Stock	Number	FAS 123	Payouts	Restricted	Compen-
Principal Position	Year	Salary	(1)	Awards	of Shares	Value	(1), (2)	Stock	sation

Raj L. Gupta	2005	$1,005,000	$1,437,150	$0	159,800	$2,211,632	$904,295	$77,061	$79,573	(3)
Chairman, President & Chief Executive Officer	2004	1,027,500	1,236,150	0	157,440	1,901,875	396,670	82,146	51,959
	2003	936,000	415,800	1,400,166	254,270	2,011,276	374,338	69,297	40,976

Jacques M. Croisetiere	2005	363,875	418,811	0	33,670	465,993	196,576	49,544	28,652	(4)
Vice President and	2004	360,577	327,488	1,148,525	31,490	380,399	91,752	28,236	16,520
Chief Financial Officer	2003	287,500	85,800	174,451	21,200	167,692	49,495	17,154	706,483	(5)

Alan E. Barton	2005	363,875	335,049	0	33,670	465,993	221,346	54,904	25,866	(6)
Vice President, Coatings	2004	361,385	227,910	1,068,125	31,490	380,399	96,086	35,014	19,197
	2003	323,200	86,592	319,256	49,440	391,070	77,051	24,702	15,459

Pierre R. Brondeau	2005	363,875	418,811	0	33,670	465,993	221,346	63,494	140,795	(7)
Vice President,	2004	364,346	261,990	1,068,125	31,490	380,399	96,086	44,714	134,573
Electronic Materials	2003	335,200	89,496	319,256	49,440	391,070	82,843	33,941	263,951

Robert A. Lonergan	2005	354,650	326,555	610,500	29,510	408,418	238,105	12,884	21,433	(8)
Vice President, General Counsel & Secretary	2004	354,731	255,348	0	26,720	322,777	73,523	7,611	15,637
	2003	321,202	87,018	245,713	42,370	335,147	68,830	5,867	12,870

(1)	A portion of the payouts of both the annual bonus and long-term plans during 2003 were paid in restricted stock, valued at fair market value as of the first business day of the month of grant, in lieu of cash, and is included in the amounts shown in the table in the Bonus and LTPSP Payouts columns rather than in the Restricted Stock Awards column.
Restricted Stock
Total number (and value) of
restricted stock held as of December 31, 2005

Mr. Gupta	64,836 ($3,139,359)
Mr. Croisetiere	33,120 ($1,603,670)
Dr. Barton	34,200 ($1,655,964)
Dr. Brondeau	35,200 ($1,704,384)
Mr. Lonergan	22,620 ($1,095,260)

(2)	The increase in the LTPSP payouts from 2004 to 2005 is attributable to two primary factors: a) a shift in long-term incentive pay mix in 2003 that resulted in lower stock option target values and higher LTPSP target values; and b) an increase in the LTPSP performance factor.

(3)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Non-Qualified Savings Plan of $79,573.

(4)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Non-Qualified Savings Plan of $28,652.

(5)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Non-Qualified Savings Plan of $12,089, relocation expenses of $67,620, taxes paid to France in the amount of $560,445 for multiple years ($298,618 for 2003, $142,871 for 2002 and $118,956 for 2001), and $66,329 for various expenses related to assignment outside of Rohm and Haas’s home country as allowed under Rohm and Haas’s international personnel policy.

(6)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Non-Qualified Savings Plan of $25,866.

(7)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Non-Qualified Savings Plan of $26,822 and $113,973 for various other expenses related to assignment outside of the home country as allowed under Rohm and Haas’s international personnel policy.

(8)	Includes Rohm and Haas match under the Employee Stock Ownership/Savings Plan and the Non-Qualified Savings Plan of $21,433.
Stock Option Grants in 2005

					Grant Date
	Individual Grants				Value
	Number of	% of
	Shares	Total
	Underlying	Options			Grant Date
	Options	Granted to	Exercise or		Present
	Granted	Employees	Base Price	Expiration	Value
Name	#	in 2005	($/Sh)(1)	Date(2)	($)(3)

R. L. Gupta	159,800	22.7%	$48.595	March 1, 2015	$2,211,632
A. E. Barton	33,670	4.8%	48.595	March 1, 2015	465,993
P. R. Brondeau	33,670	4.8%	48.595	March 1, 2015	465,993
J. M. Croisetiere	33,670	4.8%	48.595	March 1, 2015	465,993
R. A. Lonergan	29,510	4.2%	48.595	March 1, 2015	408,418

(1)	The exercise price is the average of the high and low New York Stock Exchange prices for Rohm and Haas common stock on the grant dates.

(2)	Options expiring on March 1, 2015 are exercisable as follows: 1/3 become exercisable on March 1, 2006, 1/3 become exercisable on March 1, 2007 and 1/3 become exercisable on March 1, 2008.

(3)	Grant date values are estimated using the Black-Scholes option pricing model. Assumptions used for the Black-Scholes model are as follows:

Risk-free interest rate:	4.08%
Dividend yield:	1.83%
Volatility:	30.47
Time to exercise:	5 years
Although executives face uncertain risks of forfeiture, these risks are not considered in estimating the grant date values.
Aggregated Option Exercises in
2005 and December 31, 2005 Option Value

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Acquired		Options at FY-End(#)		Options at FY-End($)(1)
	on	Value	Unexercisable/Exercisable		Unexercisable/Exercisable
Name	Exercise	Realized	(#)	(#)	($)	($)

R. L. Gupta	0	$0	349,517	867,920	$2,550,706	$11,396,919
A. E. Barton	4,902	98,545	71,144	117,206	500,770	1,576,318
P. R. Brondeau	0	0	71,144	139,410	500,770	1,876,016
J. M. Croisetiere	0	0	61,731	77,953	313,311	946,857
R. A. Lonergan	0	0	61,448	123,452	427,711	1,579,318

(1)	The value of the options was calculated assuming a stock price of $48.42, which was the closing price of the common stock on the New York Stock Exchange on December 31, 2005.

Long-Term Performance Share Plan Awards (2005 — 2007 Cycle) (1)

	Number of	Performance or	Estimated Future Payouts Under
	Shares, Units	Other Period	Performance Share Plan
	or Other Rights	Until Maturation	Threshold	Target	Maximum
Name	(#)	or Payout	(#)	(#)	(#)

R. L. Gupta	$2,112,275	12/31/2007	6,162	49,299	80,110
A. E. Barton	445,000	12/31/2007	1,298	10,386	16,877
P. R. Brondeau	445,000	12/31/2007	1,298	10,386	16,877
J. M. Croisetiere	445,000	12/31/2007	1,298	10,386	16,877
R. A. Lonergan	390,000	12/31/2007	1,138	9,102	14,791

(1)	At the 2004 annual meeting of stockholders, held on May 3, 2004, the stockholders approved the 2004 Rohm and Haas Company Long-Term Performance Share Plan, which replaced the 2000 Rohm and Haas Company Long-Term Incentive Plan. The numbers shown in the column titled “Number of Shares, Units or Other Rights” are the long-term bonus standards in dollar amounts set so that resulting bonuses combined with stock-based grants will produce total long-term compensation at the median level provided by other industrial companies of like size and profitability, if Rohm and Haas meets performance targets. The payouts in number of shares shown in the Target column assume that Rohm and Haas’s performance matches both the three-year average return on net assets (“RONA”) target and the three-year Relative Total Stockholder Return of a peer group of comparison companies. The payouts shown in the Threshold column indicate the lowest possible payout (other than zero), representing 12.5% of the target number of shares. The payouts shown in the Maximum column reflect the highest potential payouts of 162.5% of the target number of shares. Actual dollar value of payouts will depend upon the average closing fair market share price for the month of December 2008.
Pension Plan Table

Years of Service
Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$400,000	$117,400	$156,600	$195,700	$200,000	$204,000	$233,200
600,000	177,400	236,600	295,700	300,000	309,000	353,200
800,000	237,400	316,600	395,700	400,000	414,000	473,200
1,000,000	297,400	396,600	495,700	500,000	519,000	593,200
1,200,000	357,400	476,600	595,700	600,000	624,000	713,200
1,400,000	417,400	556,600	695,700	700,000	729,000	833,200
1,600,000	477,400	636,600	795,700	800,000	834,000	953,200
1,800,000	537,400	716,600	895,700	900,000	939,000	1,073,200
2,000,000	597,400	796,600	995,700	1,000,000	1,044,000	1,193,200

This table shows the approximate aggregate annual pension benefit under both the Rohm and Haas Pension Plan and the supplemental Rohm and Haas Company Non-Qualified Pension Plan, which is available to employees at Level 14 and above, assuming retirement at age 65 in 2005, rounded up to the nearest $100 increment. The Remuneration column represents the average salary that is based on the highest consecutive 36-month base salary, and the annual bonus that is the average of the bonuses earned under the annual bonus plan in the last five years prior to retirement or, if higher, in the seven years prior to retirement, excluding the highest and lowest of those bonuses. This is the basis for payments under the plans. As of December 31, 2005, the years of credited service on which benefits are based for the named executives are: Mr. Gupta, 34 years; Dr. Barton, 21 years; Dr. Brondeau, 16 years; Mr. Croisetiere, 16 years; and Mr. Lonergan, 7 years.
Executive Officers’ Continuity Agreements
The Board of Directors authorized the Company to enter into continuity agreements with its six executive officers. The Executive Compensation Committee of the Board of Directors periodically reviews the value of these agreements and did such an evaluation during 2005. All of these agreements provide that, if there is a change in control of the Company and the executive is terminated by the Company without cause or by the executive for Good Reason, the executive will be paid compensation upon the termination. Good Reason means a reduction in salary or incentive compensation, materially diminished duties or reporting relationships, or relocation more than 35 miles from where the executive was based. The CEO of the Company and four other executive officers also are entitled to compensation if they leave during a 30-day period following the first anniversary of the change in control. A “change in control” is defined as a merger, asset sale, tender offer or other substantial change in voting control of the Company or the election of a new majority of the board of directors other than, in general, when such members were nominated by members in existence at the beginning of the prior twenty-four month period.
Upon those circumstances, the CEO is entitled to a lump sum payment equal to 3 times, the other executives are entitled to a lump sum payment equal to 2 times, the sum of the higher of the executive’s highest annual base salary in effect during the 90-day period prior to the change in control or the annual base salary in effect immediately prior to the termination, and the average of the executive’s bonus paid or payable to the executive with respect to the two fiscal years immediately preceding the year of termination. The executives also are entitled to a payment of accrued but unpaid salary through the date of termination, the unpaid portion of bonuses previously earned plus the pro rata portion of the target bonus award under an annual incentive plan, compensation previously deferred and accrued vacation pay. The CEO is entitled to 3 years, and the other executives are entitled to 2 years, of additional age and service credit and contributions under the Company’s defined benefit and defined contribution pension plans and will receive continued medical, dental, vision and life insurance coverage for up to 3 years for the CEO and 2 years for the other executives, vesting of all outstanding stock options and restricted stock and all other accrued or vested benefits in accordance with the applicable plan and shall be deemed to be retired for purposes of the Company’s Long-Term Performance Share Plan. Finally, the agreements contain a “gross-up” provision designed to make the executives whole for any excise taxes that may become payable in connection with the termination payments.
Other than the continuity agreements described above, Rohm and Haas does not have any individual severance agreements with its executive officers or any other employee.
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
The Executive Compensation Committee is responsible for implementing the Board’s responsibilities for compensating Rohm and Haas’s executive employees, including the executive officers.
Objectives of the Executive Compensation Program
The Company’s compensation policies are intended to:
•	link executive and stockholder long-term interests,

•	attract and retain the best possible executive talent,

•	motivate its executives to achieve the Company’s long-term strategic goals, and

•	provide a performance-based total compensation package that appropriately aligns executive pay with individual, business unit and corporate performance.
The Executive Compensation Committee is composed entirely of independent directors and operates in accordance with an established Charter that complies with all statutory requirements of the New York Stock Exchange, the Sarbanes-Oxley Act and other applicable laws, rules and regulations. The Committee retains independent external consultants as advisors in its work.
Total compensation of Rohm and Haas executives is based on individual, corporate and business group/unit performance. When Rohm and Haas meets performance targets established by the Committee, the Committee intends executive compensation to be at the median levels of our competitors’ compensation. As Rohm and Haas’s performance moves beyond those targets and the performance of our peer company competitors, the Committee intends our executive compensation to move toward the higher end of our competitors’ compensation. If Rohm and Haas’s performance should fall below those targets, the Committee intends executive compensation to fall toward the lower end of our competitors’ compensation. The formulas in the plans described below are designed to achieve these results.
U.S. tax laws do not allow federal tax deductibility for any amount paid to any of the five highest paid executives that exceeds $1,000,000 and which is not variable or at risk based on performance. It is the Committee’s intention that, wherever practical, all compensation paid to executive officers be fully deductible under the Internal Revenue Code. However, the Committee recognizes that, in any given year, the payment calculations provided for in the compensation plans may result in payments that trigger the non-deductible threshold. In this respect, deductibility is viewed as secondary to the purpose of driving and rewarding the performance that is viewed to be in the best long-term interests of the Company and stockholders.

Executive Compensation Elements
Salaries—Executive salaries are managed using a market-based approach. As a result, the primary consideration for determining salary increases is the external market data for each job.
Annual Bonuses—Rohm and Haas’s executives participate in the same annual incentive plan in which all Rohm and Haas employees participate. The Committee may at its discretion reduce the amount of a payout to an executive officer from the amount otherwise prescribed by the plan, but may not increase the amount of any payout. The 2004 Annual Incentive Plan, which was approved by the stockholders in 2004, is based upon the Company’s adjusted return on net assets (RONA) and, where applicable, on business group/unit performance measured through operating profit and other metrics. Since the Company’s adjusted return on net assets for 2005 exceeded the RONA performance requirement, the payout factor for 2005 to be paid in March 2006 is 1.43 (or a payout of 143% of target). Performance factors for business group/unit executives varied based upon business unit performance with some higher than the Company factor and some lower.
The Committee also reviews and approves any recommended actions for executive employees relative to awards under Rohm and Haas’s Special Bonus program. This program rewards exceptional individual performance. For 2005, 12 executive employees received a Special Bonus award.
Long-Term Compensation—In 2005, long-term compensation was composed of stock options and participation in the long-term performance share plan. The Committee determined guidelines for the granting of stock options to executive employees, including the executive officers, so that the combined value of the stock options and long-term performance share awards at guideline levels would be equal to the median of total long-term compensation of benchmark general manufacturing companies at target performance. The value of this compensation was designed to be delivered 50% through stock options and 50% through participation in the long-term performance share plan.
Performance Share Plan — The long-term performance share plan was approved by stockholders in 2004 and is based on a three-year cycle. Approximately 50 eligible Rohm and Haas executive employees participate in the plan. Performance for 2003 was measured under the factors used under a previous plan and was based upon: (1) Rohm and Haas’s five-year cumulative total stockholders return compared to that of a group of peer companies; and (2) a compound sales growth for the award cycle. As of January 1, 2004, when the new plan went into effect, performance is measured based upon: (1) Rohm and Haas’s three-year cumulative total stockholders return compared to that of a group of peer companies; and (2) the average three-year return on net assets for the award cycle. For the 2003–2005 performance cycle, a review of the Company’s performance in relation to these measures resulted in a performance factor of 1.063 (or a payout of 106.3% of target).
Stock Option—Stock options are granted to approximately 50 eligible executive employees. In 2005, these employees received stock options with an exercise price equal to the average of the high and low prices on the New York Stock Exchange on the date of grant. Stock options vest incrementally over a three-year period.
Restricted Stock—Occasionally, special grants of restricted stock are awarded to executive employees for retention purposes or in recognition of extraordinary performance. During 2005, a special restricted stock award was made to one executive officer, which is disclosed in the Summary Compensation Table, above.
Benefits—The benefits provided for executive employees are in line with those of all parent company employees and with those provided by other large chemical companies. As a matter of corporate policy, executives are not afforded any special perquisites except a $4,000 per year financial counseling benefit that is offered to all executives.
Performance of Rohm and Haas and its Chief Executive Officer
In reviewing Mr. Gupta’s performance in 2005, the Committee noted continued strong financial performance in a difficult business environment characterized by a second year of large increases in raw material and energy costs. Sales in 2005 increased approximately 10% over 2004 and earnings from continuing operations improved by almost 30% to $638 million in 2005 from $496 million in 2004. Both sales and earnings for the year represent new records for the Company. In addition, the Company’s cash from operations increased from 2004 to 2005 and was deployed to retire $400 million of debt, repurchase 6 million shares of stock, increase dividends by 16% and voluntarily increase contributions to our U.S. pension and healthcare trusts. Mr. Gupta also continued to demonstrate effective leadership and the highest standards of personal and business integrity.

Chief Executive Officer’s Compensation
In February 2005, the Committee held Mr. Gupta’s annual salary amount at the same level as the previous year, based upon consideration of outside market data for CEO positions among our peer companies.
Mr. Gupta’s award under the Annual Incentive Plan, earned in 2005 and paid in 2006, will be $1,437,150, which represents his target award of 100% of his 2005 salary multiplied by the performance factor of 1.43. His award under the terms of the Long-Term Performance Share Plan for the 2003 to 2005 performance cycle (payable in 2006) will be $904,295 based upon the Company’s performance factor of 1.063. Mr. Gupta’s 2005 stock option grant of 159,800 shares followed the Committee’s guidelines and has an exercise price equal to the fair market value on the date granted.
On March 1, 2006, the Committee, after discussion with the Nominating and Governance Committee, awarded Mr. Gupta a retention bonus of 50,000 shares of restricted stock. Mr. Gupta will receive no part of this award if he retires prior to March 1, 2009. This award was made to recognize the progress of the Company over the past five years under Mr. Gupta’s leadership and to ensure continuity over the next three years.
Summary
The Committee believes that executive compensation should be linked to the creation of stockholder value. The Company’s executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company’s common stock. However, the Committee recognizes that, while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying investors’ attitudes toward the stock market in general, and specific industries in particular, may significantly affect stock prices at any point in time. Accordingly, other long-term and annual cash components of the program emphasize individual performance and the realization of defined business objectives, which are independent of short-range fluctuations in the stock price. The executive compensation program thus has been designed to align executive compensation with both the Company’s business goals and long-term stockholder interests. The Committee believes that the program, as implemented, is balanced and consistent with these objectives. The Committee will continue to monitor the operation of the program and cause the program to be adjusted and refined, as necessary, to ensure that it continues to support both corporate and stockholder goals.

Executive Compensation Committee
Marna C. Whittington, Chair	Sandra O. Moose
David W. Haas	Gary L. Rogers

FIVE-YEAR CUMULATIVE TOTAL RETURN TO STOCKHOLDERS
Rohm and Haas, S&P 500 Composite Index, S&P 500 Chemicals Index and
S&P 500 Specialty Chemicals Index
% Return to Shareholders, ‘01 to ‘05
Source: Bloomberg
This comparison of five-year cumulative total return assumes $100 invested on December 31, 2000 in Rohm and Haas common stock, the S&P 500 Composite Index, the S&P 500 Chemicals Index and the S&P 500 Specialty Chemicals Index and the reinvestment of dividends.

PROPOSAL TO RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP has been Rohm and Haas’s independent registered public accounting firm since 1998 and has audited the Company’s financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting for 2005. The Audit Committee of the Board of Directors has selected and retained the firm to continue in that capacity for 2006. Stockholder ratification of the selection and retention of the independent registered public accounting firm is not required by law, the rules and regulations of the SEC and the NYSE or the Company’s by-laws. Nonetheless, as a matter of good corporate governance practice, the Board proposes that the stockholders ratify the retention of PwC as the Company’s independent registered public accounting firm for 2006. Even if the retention of PwC is ratified by the stockholders, the Audit Committee is empowered to terminate PwC and select and retain another independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The Audit Committee would carefully consider the failure to ratify the selection of PwC by the stockholders. Representatives of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders and be available to respond to questions posed to them during the meeting.
The Rohm and Haas Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006.

ROHM AND HAAS STOCK OWNERSHIP
The following table lists the beneficial owners of more than 5% of the outstanding shares of Rohm and Haas Company common stock based on information disclosed to the Securities and Exchange Commission as of March 3, 2006.

		Shares	Percentage of
		Beneficially	Class
Stockholders	Class	Owned	Outstanding

John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas and two income trusts of which they, together with Wachovia Bank N.A., are trustees(1)	common	30,393,898 (2)	13.13%

Four charitable income trusts of which John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas, together or individually, are trustees with others(1)	common	34,451,444 (3)	14.88%

Dodge & Cox, 555 California Street, San Francisco, CA 94104 (institutional investor whose ownership information as of December 31, 2005 was disclosed in a Form 13G filed with the SEC on or about February 3, 2006)	common	17,208,178	7.43%

Rohm and Haas Company Employee Stock Ownership Plan, 100 Independence Mall West, Philadelphia, PA 19106 (with Vanguard Fiduciary Trust Company as trustee, and which disclosed ownership information as of December 31, 2005 on a Form 13G filed with the SEC on or about February 8, 2006)(4)	common	14,212,145	6.14%

Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA 90071 (institutional investor whose ownership information as of December 30, 2005 was disclosed on a Form 13G filed with the SEC on or about February 6, 2006)	common	12,889,630	5.57%

(1)	John C. Haas, whose address is Rohm and Haas Company, 100 Independence Mall West, Philadelphia, PA 19106, is a retired officer and director of Rohm and Haas. John O. Haas, 100 N. 18th Street, Suite 1100, Philadelphia, PA 19103, William D. Haas, P.O. Box 125, Bear Creek, PA 18602 and Thomas W. Haas, 100 Independence Mall West, Philadelphia, PA 19106, are the sons of the late F. Otto Haas and the nephews of John C. Haas. Thomas W. Haas is a director of Rohm and Haas.

(2)	John C. Haas, John O. Haas and William D. Haas, and their spouses, beneficially own directly, or as custodian for minor children, 373,755, 304,665 and 168,835 shares, respectively. Thomas W. Haas and his spouse directly beneficially own 358,859.2402 shares. Together, with Wachovia Bank, John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas have voting and investment power over 29,187,784 shares in the two income trusts.

(3)	John C. Haas has sole voting power, and together with John O. Haas, William D. Haas, Thomas W. Haas and Wachovia Bank, has investment power over 27,483,140 shares in two charitable trusts. John C. Haas exercises voting and investment power with other trustees in a third charitable trust holding 3,484,152 shares, and John O. Haas, William D. Haas and Thomas W. Haas exercise voting and investment power with another trustee in a fourth charitable trust holding 3,484,152 shares. They disclaim beneficial interest in these trusts.

(4)	5,185,266 of the shares have been allocated to employee accounts.
Executive Officers and Directors
Executive Stock Ownership Guidelines—Effective January 1, 1997, the Rohm and Haas Board of Directors approved stock ownership guidelines requiring all executives to own shares of Rohm and Haas common stock in amounts equal to one-half to five times the amount of their annual salary, depending on the executive’s level. Executives have three years after their promotion to a new executive level to increase their stock holdings up to the required level. All executives are in compliance with these guidelines.

Ownership—The following table lists the shares of Rohm and Haas common stock owned by the named executive officers, the directors and all current executive officers and directors as a group as of March 3, 2006. None of the persons listed in the table below, with the exception of D. W. Haas and T. W. Haas, who beneficially own 1.65% and 26.14%, respectively, of the outstanding shares of common stock, beneficially owns more than 1% of the outstanding common stock.

	Number of	Number of
	Shares	Exercisable	Total Beneficial
Name	Owned(1)	Options	Stock Ownership

W. J. Avery	29,143.5989	N/A	29,143.5989
A. E. Barton	66,002.0078	155,406	221,408.0078
P. R. Brondeau	74,447.1850	177,610	252,057.1850
J. M. Croisetiere	49,322.2080	106,740	156,062.2080
R. L. Gupta	212,016.6991	1,058,423	1,270,439.6991
D. W. Haas(2)	3,818,394.1086	N/A	3,818,394.1086
T. W. Haas(2)	60,513,935.2402	N/A	60,513,935.2402
R. L. Keyser	22,406.7805	N/A	22,406.7805
R. A. Lonergan	27,409.3908	156,319	183,728.3908
R. J. Mills	5,719.6547	N/A	5,719.6547
J. P. Montoya	32,194.2196	N/A	32,194.2196
S. O. Moose	17,830.4227	N/A	17,830.4227
G. S. Omenn	44,105.4041	N/A	44,105.4041
G. L. Rogers	4,197.6148	N/A	4,197.6148
R. H. Schmitz	19,044.5555	N/A	19,044.5555
G. M. Whitesides	5,513.8731	N/A	5,513.8731
M. C. Whittington	34,595.9440	N/A	34,595.9440
All executive officers and directors as a group (18 persons)(3)	65,015,633.3710	1,721,910	66,737,543.3710

(1)	Shares owned by directors include deferred stock shares allocated under the 1997 Non-Employee Directors’ Stock Plan and the 2005 Non-Employee Directors’ Stock Plan, which was effective January 1, 2005 and approved by the stockholders on May 2, 2005. Shares owned by executive officers include stock allocated under the Rohm and Haas Savings Plan and ESOP and stock units allocated under the Non-Qualified Savings Plan and the 2005 Rohm and Haas Company Non-Qualified Savings Plan, which was effective January 1, 2005 and approved by the stockholders on May 2, 2005.

(2)	Mr. David W. Haas directly owns 334,242.1086 shares, and exercises voting and investment power with other trustees in a charitable trust holding 3,484,152 shares. He disclaims beneficial ownership in the charitable trust. Mr. Thomas W. Haas and his spouse directly own 358,859.2402 shares. Mr. Haas exercises voting and investment power with other trustees in two income trusts holding 29,187,784 shares, and he exercises voting and investment power with other trustees in a charitable trust holding 3,484,152 shares, and exercises investment power with other trustees in two charitable trusts holding 27,483,140 shares. He disclaims beneficial interest in the charitable trusts.

(3)	All current executive officers and directors as a group beneficially own 28.83% of the outstanding Rohm and Haas common stock.
Compliance with Section 16 of the Securities Exchange Act of 1934
Based on a review of the forms submitted to Rohm and Haas Company during 2005, Rohm and Haas Company believes that all of its directors and executive officers complied with all Section 16 filing requirements during 2005.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid by the Company for the Provision of Audit and Non-Audit Services
PricewaterhouseCoopers LLP was Rohm and Haas’s independent registered public accounting firm for 2005, and has been selected and retained by the Audit Committee of the Board of Directors to continue in that capacity for 2006, which retention has been proposed for ratification by the stockholders at the Rohm and Haas annual meeting. Representatives of that firm are expected to be present at the annual meeting and available to respond to appropriate questions. Also, they will be given the opportunity to make a statement at the meeting if they desire to do so. During 2004, for corporate governance purposes, the Audit Committee and the Company decided to discontinue engaging PricewaterhouseCoopers LLP for tax services. Therefore, PricewaterhouseCoopers LLP was not engaged to perform any new tax work and only completed work already in progress during 2005.
For the years ended December 31, 2005 and December 31, 2004, PricewaterhouseCoopers LLP was compensated for professional services rendered during those years in the following amounts:

	2005		2004
Audit Fees	$6,150,000	(1)	$7,070,000	(1)
Audit-Related Fees	68,000	(2)	548,000	(2)
Tax Fees	214,000	(3)	1,444,000	(3)
All Other Fees	240,000	(4)	0

Total	$6,672,000		$9,062,000

(1)	During 2005 and 2004, Audit Fees of $6,150,000 and $7,070,000 included fees for audits of the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, statutory audits and other audit work required by statute.

(2)	During 2005, Audit-Related Fees of $68,000 included fees for benefit plan audits and certain agreed-upon procedures. During 2004, Audit-Related Fees of $548,000 included the following: (i) Sarbanes-Oxley Section 404 internal controls advisory services (which were separately considered and pre-approved by the Audit Committee), $435,000; (ii) internal control reviews, $45,000; and (iii) employee benefits plans audits, $68,000 (most of these fees are paid by the plans themselves and not by the Company).

(3)	In 2004, for corporate governance purposes, the Audit Committee and the Company decided to discontinue use of PricewaterhouseCoopers LLP for the routine provision of tax services. The Audit Committee determined PwC should finish the tax work that was in progress at the time this decision was made. During 2005, Tax Fees of $214,000 mainly related to completion of tax compliance work that was in process at the end of 2004. During 2004, Tax Fees were incurred for tax compliance and planning services.

(4)	All Other Fees of $240,000 in 2005 related to services performed as part of the Company’s Enterprise Risk Management project.
Pre-Approval of the Provision of Audit and Permitted Non-Audit Services
For 2005, the Audit Committee revised the policies and procedures it had established for the pre-approval of the performance of all services by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. These revisions were attached to the 2005 Proxy Statement as Appendix C. These policies and procedures were enacted to comply with Securities and Exchange Commission rules requiring that the policies and procedures be detailed as to the particular services to be provided, that the Audit Committee be informed about each service and that these policies and procedures do not result in the delegation of the Audit Committee’s authority to management. As part of these policies and procedures, the Committee intends that the fees incurred for non-audit services will not exceed the fees incurred for audit services. All Audit, Audit-Related, Tax and All Other Fees paid during 2005 were pre-approved under these policies and procedures.
For 2006, the Audit Committee revised the pre-approval policies and procedures to be effective for this year. The revised policies and procedures are attached to this proxy statement as Appendix B.

CORPORATE GOVERNANCE DISCLOSURES
In this section of the Proxy Statement, Rohm and Haas has identified several of its corporate governance policies and practices that comply with current provisions of the Sarbanes-Oxley Act, rules promulgated by the SEC to implement the Sarbanes-Oxley Act provisions, and corporate governance standards adopted by the New York Stock Exchange.
Availability of Rohm and Haas Public Website and Posting of Corporate Governance Documents On It
Rohm and Haas has and maintains a publicly accessible website that is located at www.rohmhaas.com. The Company has posted on its public website the following corporate governance documents adopted by the Board of Directors:
•	Charter of the Board of Directors of Rohm and Haas Company;

•	Charters of the Audit, Executive Compensation, Nominating and Governance and Sustainable Development Committees of the Board of Directors of Rohm and Haas Company;

•	Corporate Governance Policies and Guidelines; and

•	Rohm and Haas Company Code of Business Conduct and Ethics (applicable to all directors, officers and employees of the Company).
Disclosure of Waivers of the Rohm and Haas Company Code of Business Conduct and Ethics
Rohm and Haas’s Code of Business Conduct and Ethics, which is posted on the Company’s public website, expressly states that the Code does not permit any waiver to or exception from the requirements of the Code as to any director, officer or employee of the Company. Nonetheless, in accordance with an expected corporate governance standard to be adopted by the NYSE, Rohm and Haas affirmatively states that it will disclose to its stockholders any waiver of the Code granted to any director or executive officer of the Company within four business days of that determination either on its website, in a press release or on a Form 8-K filed with the SEC.
Notification of the SEC of an Awareness of Any Non-Compliance with NYSE Governance Standards
In accordance with an expected corporate governance standard to be adopted by the NYSE, Rohm and Haas affirmatively states that it will promptly notify the SEC in writing after any executive officer of the Company becomes aware of any non-compliance with Section 303A, Corporate Governance Standards, of the NYSE’s Listed Company Manual.
Executive Sessions of the Independent Members of the Board of Directors and Procedure for Selection of the Presiding Director
In accordance with the Corporate Governance Policies and Guidelines of Rohm and Haas Company, the independent members of the Board of Directors meet in regularly scheduled executive sessions without the presence or participation of the Company’s management. The chairperson of the Nominating and Governance Committee presides over these sessions. During 2006, as during 2005, Dr. Sandra O. Moose is the chair of the Nominating and Governance Committee and will preside over the executive sessions of the Board of Directors for this year. In addition to presiding over the executive sessions of the independent directors, Dr. Moose serves as a liaison between the chairman and the independent directors, consults with the chairman in setting the meeting agendas and schedules and disseminates information to the Board, has the authority to schedule meetings of the independent directors, and is available to major stockholders for consultation or direct communication.
Determination of Non-Management Director Independence
In accordance with applicable NYSE rules, the Board has affirmatively determined that all non-management directors, that is, William J. Avery, David W. Haas, Thomas W. Haas, Richard L. Keyser, Rick J. Mills, Jorge P. Montoya, Sandra O. Moose, Gilbert S. Omenn, Gary L. Rogers, Ronaldo H. Schmitz, George M. Whitesides and Marna C. Whittington, have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and therefore are independent. For purposes of making this determination, in accordance with NYSE rules, the Board has adopted categorical standards that a director will be deemed to have a “material relationship” with the Company, if:
a)	The director has been an employee, or an immediate family member of the director has been an executive officer, of the Company within the last three years.

b)	The director is an employee, or an immediate family member is an executive officer, of a company that has received payments from or made payments to the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

c)	The director is an executive officer of a charitable organization that received, within the last preceding three years, contributions from the Company that in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

d)	The director, or an immediate family member of the director, has received, during any twelve month period within the last three years, more than $100,000 per year in direct compensation from the Company (other than for directors’ fees).

e)	(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

f)	The director or an immediate family member, is or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on that other company’s compensation committee.
The Board has affirmatively determined that none of the non-management directors meet any of these criteria, and the Board has affirmatively determined that none of the non-management directors has any other relationship with the Company that would compromise independence. Accordingly, all of the non-management directors, that is, Mr. Avery, Mr. David Haas, Mr. Thomas Haas, Mr. Keyser, Mr. Mills, Mr. Montoya, Dr. Moose, Dr. Omenn, Mr. Rogers, Dr. Schmitz, Dr. Whitesides and Dr. Whittington, qualify as independent.
Process for Stockholders and Others to Communicate with the Board of Directors
The Company has a process for stockholders and others to send communications to the Board of Directors and directly to the Presiding Director and the Chairman of the Audit Committee. Communications may be directed to the full Board or particular directors through any of the following means: (1) by writing to the attention of the Board or to individual directors, c/o Chief Compliance and Governance Officer, 100 Independence Mall West, Philadelphia, PA 19106; (2) by electronic mail addressed to the Board’s electronic mailbox, “rhboard@rohmhaas.com”; (3) by accessing the Company’s Governance page of its public website located at www.rohmhaas.com, and clicking on the “Contact the Rohm and Haas Board of Directors” link; or (4) by calling the Board’s voicemail at 1-866-709-9778. All communications are received by the Company’s Chief Compliance and Governance Officer, who initially reviews them to ensure that they are related to the duties of or matters before the Board, and then forwards the communications to the Board. All communications, regardless of content, are recorded in a log and the log is regularly submitted to the Board for its review. The Board reserves the right to review all actual communications. As a matter of policy, Board members are expected to attend the annual meeting of stockholders, and all members attended the 2005 annual meeting of stockholders held on May 2, 2005, except Dr. Whitesides, who had a conflicting professional commitment made on the day prior to his initial election to the Board on February 7, 2005. All directors are expected to be present for the 2006 annual stockholders meeting and available to respond to questions posed to them.

2007 ANNUAL MEETING PROPOSALS
Any stockholder proposal submitted to Rohm and Haas for inclusion in the proxy statement and proxy relating to the 2007 annual meeting of stockholders and any notice of a matter that a stockholder intends to bring before that meeting must be received by the Corporate Secretary of Rohm and Haas Company no later than the close of business on November 15, 2006. Under the Rohm and Haas Company Bylaws, no matter may be brought before, or acted upon at, any meeting of stockholders except as directed by the Board of Directors or upon motion of any stockholder who has provided the notice required by the Bylaws to the Corporate Secretary of Rohm and Haas of that intent (a) in the case of the annual meeting of stockholders, by the date as may be specified in the proxy statement for the prior year’s annual meeting of stockholders, or (b) in the case of a meeting other than the annual meeting of stockholders, not less than 60 days nor more than 90 days prior to the meeting date. The chairman of the meeting has the authority to determine whether any matter may be properly brought before, or acted upon, at the meeting.

APPENDIX A
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF ROHM AND HAAS COMPANY
(As Amended February 2006)
Purpose
The purpose of the Audit Committee of the Board of Directors of Rohm and Haas Company is to assist the Board in its oversight of the Company’s financial statements, internal controls over financial reporting, disclosures and financial policies and plans and to fulfill the other responsibilities set out in this charter.
In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete or accurate or in accordance with generally accepted accounting principles. This responsibility is that of management and the independent auditor.
Organization and Membership Qualifications
1.	The Audit Committee shall be appointed by the Board and be composed of at least three (3) directors, each of whom shall meet, as affirmatively determined by the Board at least annually, the independence requirements of governing law, rules, regulations and the listing standards of the New York Stock Exchange.

2.	The members of the Audit Committee shall be nominated and recommended to the Board by the Nominating and Governance Committee. The Board shall designate a member of the Audit Committee to serve as Chairperson. No member of the Audit Committee shall be removed except by majority vote of the independent directors of the full Board.

3.	All members of the Audit Committee shall be financially literate. The Board shall appoint at least one member with accounting or related financial management expertise, and appoint at least one member who it has determined is an “audit committee financial expert” as the term is defined by SEC rules, and shall disclose the identity of any committee member possessing those attributes in the Company’s annual proxy statement.

4.	If an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that, as a condition of such member serving on the Company’s Audit Committee, such simultaneous service does not impair the ability of the member to serve effectively on the Company’s Audit Committee, and shall disclose this determination in the Company’s annual proxy statement.
Member Compensation
Director’s fees are the only compensation an Audit Committee member may receive from the Company for his/her service. Members of the Audit Committee may receive additional director’s fees if, in the judgment of the full Board, the time and effort they expend to fulfill their duties so warrant.
Meetings and Procedures
•	The Audit Committee shall fix its own rules of procedure, which shall be consistent with the Company’s Bylaws and this Charter.

•	The Audit Committee shall meet as often as it may deem necessary and appropriate in its judgment, and in no event less than four (4) times per year, and members are expected to attend in person. A majority of the members of the Audit Committee shall constitute a quorum, and a member may participate in a meeting by telephone if necessary to constitute a quorum or otherwise to conduct the business of the committee.

•	The Chairperson of the Audit Committee or a majority of its members may call a special meeting of the Audit Committee.

•	An agenda, together with materials relating to the subject matter of each meeting, should be sent the Audit Committee members prior to each meeting. Minutes for all meetings shall be prepared to document the Audit Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Audit Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Audit Committee and shall be distributed periodically to the Board. The approved minutes shall be maintained with the books and records of the Company.

•	The Audit Committee shall meet in separate executive sessions with the independent auditor, with the Company’s director of internal audit, with the general counsel and with management as often as it deems necessary and appropriate in its judgment.

•	The Audit Committee may form and delegate authority to subcommittees when appropriate, or may delegate to one or more of its members the authority to act on behalf of the Committee, subject to any requirements under governing law, rule, regulation, listing standard or Company Bylaw requiring such authority to be exercised or overseen by the Audit Committee as a whole.

•	The Audit Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Audit Committee, attend any meeting to provide such information as the Audit Committee requests.
Duties and Responsibilities
The Audit Committee shall:
•	Have the sole authority (with the input of management) to retain, set compensation and retention terms for, oversee and review the performance of, renew and terminate the Company’s independent auditor, and shall approve in advance the retention of the independent auditor for the performance of all audit services and non-audit services, all as required by governing law and listing standards.

•	In order to assess the auditor’s independence, annually review all relationships between the independent auditor and the Company and, at least annually, obtain and review a report by the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review or peer review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, or private sector regulatory board within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and (iii) any steps taken to deal with any such issues.

•	Oversee and review the performance of the internal audit function.

•	Discuss with management and the independent auditor the annual audited financial statements, quarterly financial statements and any other financial disclosures including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

•	Discuss earnings press releases, as well as the financial information and earnings guidance provided to analysts and rating agencies. These discussions may occur at any time, as frequently and in as much detail as is deemed appropriate by the Audit Committee.

•	Oversee the Company’s compliance with legal and regulatory requirements and oversee its compliance program.

•	As appropriate, and without the necessity of Board approval, obtain advice and assistance from outside legal, accounting and other advisors to carry out its duties and responsibilities. Funding for the retention of any such advisors will be provided by the Company.

•	Oversee the Company’s enterprise risk management system and specifically management’s policies with respect to the risk assessment and risk management of the Company’s major financial exposures.

•	Meet separately, periodically, with management, with the internal audit function and with the independent auditor.

•	Review with the independent auditor any audit problems or difficulties and management’s response, resolve any disagreements between management and the independent auditor, and review any written communications between the auditor and management, including any management letter and schedule of unadjusted differences.

•	Set clear hiring policies for employees or former employees of the independent auditor, which at a minimum shall provide that the Company may not hire as its CEO, CFO, Controller or equivalent function, any employee or former employee of the auditor that participated in any capacity in the audit of the Company during the one-year period preceding the date of initiation of the audit.

•	Review the financial plans and strategies of the Company, particularly its policies regarding capital structure and dividend payments.

•	Recommend to the Board all dividend declarations and payments.

•	Review the Company’s foreign financial programs and currency exposure policies and practices, including derivative and hedging transactions.

•	Oversee the function of the Company’s Benefits Investment Committee, including the investment policies and the investment results of the Company’s major benefit plans.

•	Report regularly to the Board.

•	Establish procedures for (A) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Procedures for confidential and anonymous reporting of complaints will be posted on the Company’s web site.

•	Reassess on at least an annual basis, the adequacy of this Charter and recommend any proposed changes to the Board for its approval.

•	Perform an annual self-evaluation of its performance and deliver a report to the Board setting forth the results of its evaluation.

APPENDIX B
PRE-APPROVAL POLICIES AND PROCEDURES
FOR AUDIT AND NON-AUDIT SERVICES
PROVIDED BY PWC FOR 2006
A.	Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee establishes policies and procedures for the approval of performance of services by the company’s independent auditor. These policies and procedures are intended to comply with the SEC rules requiring that the policies and procedures be detailed as to the particular services to be provided, that the Audit Committee be informed about each service and that these policies and procedures do not result in the delegation of the Audit Committee’s authority to management.

Annually, the Audit Committee will set a budget for both “audit” and permitted “non-audit” services which may be provided by the company’s independent auditor. “Non-audit services” shall, for these purposes, include services relating to “audit-related fees,” “tax fees” and “all other fees” as defined by Item 9(e) of Schedule 14A. The Audit Committee, the Chair of the Audit Committee or in his absence, any member of the Audit Committee is authorized to approve the hiring of PwC for audit and non-audit work as permitted by laws and regulations.

Management will report to the Audit Committee at every regularly scheduled meeting, each service provided by PwC and the total fees paid to PwC for all such services to date during the current fiscal year.

The preliminary schedule of approved services and amounts is attached.

B.	Pre-Approved Categories of Services and Monetary Limits for 2006

SERVICE			PRE-APPROVED LIMITS

1.	Audit		$750,000 for the first quarter review and commencement
	•	All services performed to comply with GAAS	of 2006 audit planning. Full year 2006 fee proposal
	•	Comfort letters	will be finalized at the May meeting.
	•	Issuance of consents
	•	Audit of implementation of new accounting and financial	$200,000 for audit procedures to be performed related to
		reporting standards	new tax planning strategies/initiatives. This is an annual
	•	Statutory audits	estimate to be refined and presented in May.
	•	Attest services that are required by statute or regulation
	•	Assistance with and review of documents filed with the SEC

2.	Audit-Related		$15,000 for U.S. agreed-upon procedures,
	•	Employee benefit plan audits	environmental letters.
	•	Due diligence related to mergers, acquisitions and
		dispositions	$3,000 for Comperio, a web-based accounting research
	•	Accounting consultations and audits in connection with	tool.
acquisitions
	•	Internal control reviews
	•	Attest services that are not required by statute or regulation
	•	Consultation concerning financial accounting and reporting
standards

3.	Tax
	•	Access to Legislative Monitoring Service	$30,000
	•	Global VAT On-Line	$1,000

NOTICE OF 2006 ANNUAL MEETING AND PROXY STATEMENT

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456	C0123456789	12345

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold

01 — W.J. Avery	☐	☐	06 — R.J. Mills	☐	☐	11 — R.H. Schmitz	☐	☐
02 — R.L. Gupta	☐	☐	07 — J.P. Montoya	☐	☐	12 — G.M. Whitesides	☐	☐
03 — D.W. Haas	☐	☐	08 — S.O. Moose	☐	☐	13 — M.C. Whittington	☐	☐
04 — T.W. Haas	☐	☐	09 — G.S. Omenn	☐	☐
05 — R.L. Keyser	☐	☐	10 — G.L. Rogers	☐	☐

B	Issues
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Ratification of PricewaterhouseCoopers LLP as Rohm and Haas Company’s registered public accounting firm for 2006.	☐	☐	☐	☐	Mark this box with an X if you have made comments below.

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please be sure to sign and date this Proxy. Please sign exactly as your name(s) appear(s) on this proxy card. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Signature 1 — Please keep signature within the box
Signature 2 — Please keep signature within the box
Date (mm/dd/yyyy)

1 U P X	0 0 8 1 6 8

Proxy — Rohm and Haas Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proxy for Annual Meeting of Stockholders — May 1, 2006
The undersigned hereby appoints R.L. Gupta and S.O. Moose and both of them, with power of substitution, as proxies at the annual meeting of stockholders of ROHM AND HAAS COMPANY to be held on May 1, 2006, and at any adjournment thereof, and to vote shares of stock of the Company which the undersigned would be entitled to vote if personally present. This proxy will be voted as directed on the reverse side, but in the absence of such direction this proxy will be voted FOR the election of all nominees for director and FOR the ratification of PricewaterhouseCoopers LLP as Rohm and Haas Company’s registered public accounting firm.
If the undersigned participates in the Rohm and Haas Employee Stock Ownership and Savings Plans, the undersigned also hereby directs the Trustees of the Employee Stock Ownership Trust and the Non-ESOP Thrift Fund to vote shares held in the Trusts as indicated on this card; failure to return this proxy constitutes an instruction to the Trustees to vote shares as directed by other participants.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 1, 2006
THANK YOU FOR VOTING